Exhibit 99.1

Aoxin Tianli Group, Inc. Announces 180-Day Extension by NASDAQ to Regain Compliance with Minimum Bid Price Rule

WUHAN CITY, China, March 23, 2016 /PRNewswire/ -- Aoxin Tianli Group, Inc. (NASDAQ:ABAC) ("Aoxin Tianli" or the "Company"), a  leading producer of breeder hogs, market hogs and black hogs, as well as specialty processed black hog pork products sold through retail and the internet, today announced it received a letter from NASDAQ (the "NASDAQ Notice"), granting the Company an additional 180-day period, or until September 19, 2016, to regain compliance with NASDAQ's minimum $1.00 bid price per share rule (the "Bid Price Rule") for continued listing on the NASDAQ Capital Market.

The NASDAQ Notice, dated March 22, 2016, granted the Company an additional 180-day period, or until September 19, 2016, to regain compliance with Nasdaq's minimum $1.00 bid price per share rule for continued listing on the NASDAQ Capital Market. To regain compliance, the closing bid price of the Company's common shares must be at or above $1.00 per share for a minimum of 10 consecutive business days prior to September 19, 2016.

About Aoxin Tianli Group, Inc.

Aoxin Tianli Group, Inc. (the "Company"), previously known as Tianli Agritech, Inc., is in the business of breeding, raising and selling breeder and market hogs in China. The Company also sells specialty processed black hog pork products through supermarkets and other retail outlets, as well as the internet. The Company also owns an 88% equity interest in Hubei Hang-ao Servo-valve Manufacturing Technology Co., Ltd. (“Hang-ao”), which the Company acquired in July 2014 and currently is seeking to sell.

Forward-Looking Statements

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts. These statements are subject to uncertainties and risks including, but not limited to, product and service demand and acceptance, changes in technology, economic conditions, the impact of competition and pricing, government regulations, and other risks contained in reports filed by the company with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by or on behalf of the Company, are expressly qualified by this cautionary statement and any other cautionary statements which may accompany the forward-looking statements. In addition, the Company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

For more information, please contact:

Tina Xiao
Weitian Group LLC
Phone: +1-917-609-0333
Email: tina.xiao@weitian-ir.com